CHEVIOT



Contact:          Thomas J. Linneman                       For immediate release
                  513-661-0457



      Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings


CINCINNATI, Ohio - October 29, 2009 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2009 of $241,000, or $0.03 cents per share, compared with net earnings of $451,000, or $0.05 cents per share for the third fiscal quarter of 2008. For the nine months ended September 30, 2009 net earnings totaled $758,000, or $0.09 per share, compared with net earnings of $994,000, or $0.11 per share for the comparable nine month period in 2008.

The earnings per share for the three and nine months ended September 30, 2009 were based on weighted average shares outstanding of 8,690,166 and 8,691,891 as compared with weighted average shares outstanding of 8,668,352 and 8,692,243 for the comparable 2008 periods.

The $210,000 decrease in 2009 third quarter net earnings is due primarily to an $87,000 decrease in net interest income and a $226,000 increase in the provision for losses on loans, which was partially offset by an increase in other income of $33,000, a decrease of $7,000 in general, administrative and other expenses and a decrease in the provision for federal income taxes of $63,000.

For the first nine months of 2009, the Company's decrease in earnings generally reflected an increase of $390,000 in the provision for losses on loans and a $515,000 increase in general, administrative and other expenses, which was partially offset by an increase of $330,000 in net interest income, an increase of $291,000 in other income and a decrease of $48,000 in the provision for federal income taxes. The increase in general, administrative and other expenses during the comparative nine month period is a result of an increase in employee compensation and benefits for additional employees as a result of overall company growth, an increase in data processing expense resulting from the conversion of the core computer operating system in May 2009 and the special assessment from the Federal Deposit Insurance Corporation which totaled approximately $140,000. The increase in the provision for losses on loans reflects deteriorating economic factors locally, charge-offs of approximately $187,000 and the allocation of approximately $50,000 in reserves for real estate acquired through foreclosure. At September 30, 2009, the allowance for losses on loans was 28.5% of nonperforming assets and 0.50% of total loans compared with 28.2% of nonperforming assets and 0.22% of total loans at September 30, 2008.

At September 30, 2009, Cheviot Financial Corp. had consolidated total assets of $342.5 million, total liabilities of $273.8 million, including deposits of $232.3 million, and shareholders' equity of $68.7 million, or 20.1% of total assets. At September 30, 2009, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 17.1%, 17.1% and 34.5%, respectively.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.


                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                      September 30,       December 31,
                     ASSETS                                                2009                   2008

Cash and cash equivalents                                             $  12,895               $ 10,013
Investment securities                                                    60,747                 38,472
Loans receivable                                                        252,090                268,483
Other assets                                                             16,752                 15,032
                                                                      ---------               --------
      Total assets                                                    $ 342,484               $332,000
                                                                      =========               ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 232,325               $216,048
Advances from the FHLB                                                   37,973                 44,604
Other liabilities                                                         3,489                  3,117
                                                                      ---------               --------
      Total liabilities                                                 273,787                263,769

Shareholders' equity                                                     68,697                 68,231
                                                                      ---------               --------
      Total liabilities and shareholders' equity                      $ 342,484               $332,000
                                                                      =========               ========




                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                       Three months ended                  Nine months ended
                                                           September 30,                      September 30,
                                                     2009              2008             2009             2008

Total interest income                                  $ 4,081          $ 4,570           $12,518          $13,520
Total interest expense                                   1,591            1,993             5,155            6,487
                                                       -------          -------           -------          -------
      Net interest income                                2,490            2,577             7,363            7,033

Provision for losses on loans                              351              125               803              413
                                                       -------          -------           -------          -------
      Net interest income after provision for
        losses on                                       l2,139            2,452             6,560            6,620

Other income                                               179              146               653              362
General, administrative and other expense                1,883            1,890             6,045            5,530
                                                       -------          -------           -------          -------
      Earnings before federal income taxes                 435              708             1,168            1,452
Federal income taxes                                       194              257               410              458
                                                       -------          -------           -------          -------
      NET EARNINGS                                     $   241          $   451           $   758          $   994
                                                       =======          =======           =======          =======
Earnings per share - basic and diluted                 $  0.03          $  0.05           $  0.09          $  0.11